Filed pursuant to Rule 433
Registration No. 333-147785

TRANSOCEAN INC.
FINAL TERM SHEET

December 4, 2007
5.25% Senior Notes Due 2013
6.00% Senior Notes Due 2018
6.80% Senior Notes Due 2038

Issuer:	Transocean Inc.

Principal Amount:	$500,000,000 2013 Senior Notes
	$1,000,000,000 2018 Senior Notes
	$1,000,000,000 2038 Senior Notes

Expected Ratings: (Moody’s/S&P)	Baa2/BBB+ (Stable/Negative)

Trade Date:	December 4, 2007

Settlement Date (T+5):	December 11, 2007

Final Maturity Date:	2013 Notes:	March 15, 2013
	2018 Notes:	March 15, 2018
	2038 Notes:	March 15, 2038

Interest Payment Dates:	March 15 and September 15

First Interest Payment Date:	March 15, 2008

Call Provisions:

Redeemable at any time at an amount equal to the principal amount plus a make whole premium, using a discount rate of Treasury plus 0.30% in the case of the 2013 notes, 0.35% in the case of the 2018 notes, and 0.40% in the case of the 2038 notes

Coupon:	2013 Notes:	5.25%
	2018 Notes:	6.00%
	2038 Notes:	6.80%

Re-offer Spread to	2013 Notes:	+ 200 bps
Benchmark Treasury:	2018 Notes:	+ 215 bps
	2038 Notes:	+ 245 bps

Benchmark Treasury	2013 Notes:	3.375% due November 2012: 3.281%
and Yield:	2018 Notes:	4.250% due November 2017: 3.896%
	2038 Notes:	4.750% due February 2037: 4.361%

Yield to Maturity:	2013 Notes:	5.281%
	2018 Notes:	6.046%
	2038 Notes:	6.811%

Price to Public:	2013 Notes:	99.868%
	2018 Notes:	99.663%
	2038 Notes:	99.874%

Proceeds to Company	2013 Notes:	99.268%
Before Expenses:	2018 Notes:	99.013%
	2038 Notes:	98.999%

CUSIP/ISIN:	2013 Notes:	893830 AR0 / US893830AR03
	2018 Notes:	893830 AS8 / US893830AS85
	2038 Notes:	893830 AT6 / US893830AT68

Concurrent Convertible
Senior Notes Offering:

Delivery of the senior notes is not conditioned on the concurrent offering of convertible senior notes discussed in the prospectus supplement, the terms of which have not been determined as of the date of this final term sheet.

Joint Book-Running Managers: Goldman, Sachs & Co.; Lehman Brothers Inc.; Citigroup Global Markets Inc. (2013 Notes); J.P. Morgan Securities Inc. (2018 & 2038 notes)

Joint Lead Managers: Mitsubishi UFJ Securities (2013 & 2038 Notes); DnB NOR Markets (2013 & 2038 Notes); Fortis Securities LLC (2018 Notes); UBS Investment Bank (2018 Notes); Wells Fargo Securities (2013 Notes)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Goldman, Sachs & Co. 1-866-471-2526 (toll free)

Lehman Brothers Inc. 1-888-603-5847 (toll free)

Citigroup Global Markets Inc. 1-877-858-5407 (toll free)

J.P. Morgan Securities Inc.1-212-834-4533 (collect)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.